EX-4.9                                      FORM OF SUBSCRIPTION AGREEMENT

                            FORM OF SUBSCRIPTION AGREEMENT

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This Subscription Agreement is made between 5G Wireless Communications, Inc., a Nevada corporation ("Company"), and the undersigned prospective purchaser ("Purchaser") who is subscribing hereby for the Company's convertible debentures ("Debentures"). This subscription is submitted to you in accordance with and subject to the terms and conditions described in this Subscription Agreement, together with any exhibits thereto, relating to an offering
("Offering") of up to $100,000 of Debentures. The Offering is limited to accredited investors and is made in accordance with the exemptions from registration provided for under Section 4(2) of the 1933 Act and Rule 506 of Regulation D promulgated under the 1933 Act ("Regulation D").

1.  SUBSCRIPTION.

     (a) The Purchaser hereby irrevocably subscribes for and agrees to purchase that amount of Debentures as stated on the signature page upon the terms set forth in this Subscription Agreement. The Debentures shall pay a nine percent (9%) cumulative interest, payable in arrears at the time of each conversion, in cash or in common stock of the Company, one tenth of one cent ($0.001) par value ("Common Stock"), at the Company's option. If paid in Common Stock, the number of shares of the Company's Common Stock to be received shall be determined pursuant to the conversion terms of the Debenture. If the dividend is to be paid in cash, the Company shall make such payment within five (5) business days of the conversion date. If the dividend is to be paid in Common Stock, said Common Stock shall be delivered to the Purchaser, or per Purchaser's instructions, within five (5) business days of the conversion date. The Debentures are subject to automatic conversion at the end of three (3) years from the date of issuance at which time all Debentures outstanding will be automatically converted based upon the terms set forth in the Debenture. The closing shall be deemed to have occurred on the date funds, less placement fees, escrow fees and attorney fees, are received by the Company (the "Closing Date"). Funds shall be disbursed from escrow as follows: net proceeds shall be disbursed from escrow upon the execution and delivery of all Transaction Documents.
Delivery may be made of the Transaction Documents (as defined below) by e-mail, and execution may be evidenced by faxed signature pages. "Transaction Documents" shall mean this Subscription Agreement, the Debentures, and all exhibits to any of the aforementioned documents.

     (b) Upon receipt by the Company of the requisite payment for the Debentures being purchased, the Debentures so purchased will be forwarded by the Escrow Agent to the Purchaser or its broker, as listed on the signature page, and the name of such Purchaser will be registered on the Debenture transfer books of the Company as the record owner of such Debentures. The Escrow Agent shall not be liable for any action taken or omitted by him in good faith and in no event shall the Escrow Agent be liable or responsible except for the Escrow Agent's own gross negligence or willful misconduct. The Escrow Agent has made no representations or warranties in connection with this transaction and has not been involved in the negotiation of the terms of this Agreement or any matters relative thereto. The Company and Purchaser each agree to indemnify and hold harmless the Escrow Agent from and with respect to any suits, claims, actions or liabilities arising in any way out of this transaction including the obligation to defend any legal action brought which in any way arises out of or is related to this Agreement.

     (c) As long as the Purchaser owns the Debenture, the Purchaser shall have the right to change the terms for the balance of the Debenture it then holds, to match the terms of any other debenture offering made by the Company.

     (d) Conditions Precedent. The following shall be conditions precedent to closing and release of funds from escrow: (i) the Company arranges to have three million (3,000,000) shares of its Common Stock issued as per the Agency Agreement and (ii) all Transaction Documents are properly executed.

2.  REPRESENTATIONS AND WARRANTIES.

     The Purchaser hereby represents and warrants to, and agrees with, the Company as follows:

     a. The Purchaser has been furnished with, and has carefully read the applicable form of Debenture annexed hereto as Exhibit A and is familiar with and understands the terms of the Offering. With respect to tax and other economic considerations involved in his investment, the Purchaser is not relying on the Company. The Purchaser has carefully considered and has, to the extent the Purchaser believes such discussion necessary, discussed with the Purchaser's professional legal, tax, accounting and financial advisors the suitability of an investment in the Company, by purchasing the Debentures, for the Purchaser 's particular tax and financial situation and has determined that the investment being made by the Purchaser is a suitable investment for the Purchaser.

     b. The Purchaser acknowledges that all documents, records, and books pertaining to this investment which the Purchaser has requested have been made available for inspection or the Purchaser has had access thereto.

     c. The Purchaser has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the Offering and if such opportunity was taken, all such questions have been answered to the full satisfaction of the Purchaser.

     d. The Purchaser will not sell or otherwise sell the Debentures or the Common Stock issued upon conversion of the Debentures without registration under the 1933 Act or applicable state securities laws or compliance with an exemption therefrom. The Debentures have not been registered under the 1933 Act or under the securities laws of any state. The Purchaser represents that the Purchaser is purchasing the Debentures for the Purchaser's own account, for investment and not with a view to resale or distribution except in compliance with the 1933 Act. The Purchaser has not offered or sold any portion of the Debentures being acquired nor does the Purchaser have any present intention of dividing the Debentures with others or of selling, distributing or otherwise disposing of any portion of the Debentures either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the 1933 Act. The Company has no obligation to register the Common Stock underlying Debentures and the Common Stock that may be issued in lieu of cash dividends.

     e. The Purchaser recognizes that an investment in the Debentures involves substantial risks, including loss of the entire amount of such investment. Further, the Purchaser has carefully read and considered the schedule entitled Pending Litigation matters attached hereto as Schedule 3(h).

     f. The Purchaser acknowledges that each certificate representing the Debentures (and the shares of Common Stock issued upon conversion of the Debentures, unless registered) or in payment of dividends on the Debentures shall be stamped or otherwise imprinted with a legend substantially in the following form:

       THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

If Purchaser sends a Notice of Conversion and indicates on said notice that the conversion is for an immediate sale, then in such event the Company shall have its transfer agent send Purchaser the appropriate number of shares of Common Stock without restrictive legends and not subject to stop transfer instructions.

     g. The Purchaser acknowledges and agrees that it shall not be entitled to seek any remedies with respect to the Offering from any party other than the Company.

     h. If this Subscription Agreement is executed and delivered on behalf of a corporation: (i) such corporation has the full legal right and power and all authority and approval required (a) to execute and deliver, or authorize execution and delivery of, this Subscription Agreement and all other instruments executed and delivered by or on behalf of such corporation in connection with the purchase of the Debentures and (b) to purchase and hold the Debentures; and (ii) the signature of the party signing on behalf of such corporation is binding upon such corporation.

     i. The Purchaser is not subscribing for the Debentures as a result of, or pursuant to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting.

     j. The Purchaser is purchasing the Debentures for its own account for investment, and not with a view toward the resale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act; provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Debentures for any minimum or other specific term and reserves the right to dispose of the Debentures at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Purchaser is neither an underwriter of, nor a dealer in, the Debentures or the Common Stock issuable upon conversion thereof or upon the payment of dividends thereon and is not participating in the distribution or resale of the Debentures or the Common Stock issuable upon conversion or exercise thereof.

     k. The Purchaser or the Purchaser's representatives, as the case may be, has such knowledge and experience in financial, tax and business matters so as to enable the Purchaser to utilize the information made available to the Purchaser in connection with the Offering to evaluate the merits and risks of an investment in the Debentures and to make an informed investment decision with respect thereto. Brian F. Faulkner, A Professional Law Corporation has acted as attorney for the Company and he has not acted as counsel to the Purchaser.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth in the Schedules attached hereto, the Company represents and warrants to the Purchaser that:

     a. Organization and Qualification. The Company and its "Subsidiaries" (which for purposes of this Subscription Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) (a complete list of which is set forth in Schedule 3(a)) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Subscription Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents (as defined in Section 3(b)below).

     b. Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Subscription Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Subscription Agreement (collectively, the "Transaction Documents"), and to issue the Debentures in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including without limitation the reservation for issuance and the issuance of the Debentures pursuant to this Subscription Agreement, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) the Transaction Documents have been duly and validly executed and delivered by the Company, and (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

     c. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) eight hundred million (800,000,000) shares of Common Stock, of which as of February 15, 2003 approximately two hundred fourteen million four hundred forty-five thousand seven hundred forty (214,455,740) shares are issued and outstanding, and ten million (10,000,000) shares of Preferred Stock, of which as of the date hereof zero (0) shares are issued and outstanding. All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable. Except as disclosed in Schedule 3(c) which is attached hereto and made a part hereof, (i) no shares of the Company's capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (iv) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (v) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries, (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Subscription Agreement, (vii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement and (viii) there is no dispute as to the class of any shares of the Company's capital stock. The Company has furnished to the Purchaser, or the Purchaser has had access through EDGAR to, true and correct copies of the Company's articles of incorporation, as in effect on the date hereof ("Articles Of Incorporation"), and the Company's by-laws, as in effect on the date hereof ("By-Laws"), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

     d. Issuance of Debentures. A sufficient number of Debentures issuable pursuant to this Subscription Agreement, but not representing more than nineteen and ninety-nine hundredths percent (19.99%) of the shares of Common Stock outstanding as of the date hereof (if the Company becomes listed on Nasdaq or the American Stock Exchange), has been duly authorized and reserved for issuance pursuant to this Subscription Agreement. Upon issuance in accordance with this Subscription Agreement, the Debentures will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. In the event the Company cannot register a sufficient number of shares of Common Stock, due to the remaining number of authorized shares of Common Stock being insufficient, the Company will use its best efforts to register the maximum number of shares it can based on the remaining balance of authorized shares and will use its best efforts to increase the number of its authorized shares as soon as reasonably practicable.

     e. No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not
(i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed ("Principal Market"), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Except as disclosed in Schedule 3(e), neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. Except as specifically contemplated by this Subscription Agreement and as required under the 1933 Act, the Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, the Transaction Documents in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, and filings which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. Except as disclosed in
Schedule 3(e), the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

     f. SEC Documents; Financial Statements. Since January 1, 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") pursuant to the reporting requirements of the Securities and Exchange Act of 1934 ("1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "Sec Documents"). The Company has delivered to the Purchaser or its representatives, or they have had access through EDGAR, to true and complete copies of the SEC Documents. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). No other written information provided by or on behalf of the Company to the Purchaser which is not included in the SEC Documents, including, without limitation, information referred to in Section 3(d) of this Subscription Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstance under which they are or were made, not misleading. Neither the Company nor any of its Subsidiaries or any of their officers, directors, employees or agents have provided the Purchaser with any material, nonpublic information which was not publicly disclosed prior to the date hereof and any material, nonpublic information provided to the Purchaser by the Company or its Subsidiaries or any of their officers, directors, employees or agents prior to any Closing Date shall be publicly disclosed by the Company prior to such Closing Date.

     g. Absence of Certain Changes. Except as disclosed in Schedule 3(g) or the SEC Documents filed at least five (5) days prior to the date hereof, since January 1, 2001, there has been no change or development in the business, properties, assets, operations, financial condition, results of operations or prospects of the Company or its Subsidiaries which has had or reasonably could have a Material Adverse Effect. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy law nor does the Company or its Subsidiaries have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings.

     h. Absence of Litigation. Except as set forth in Schedule 3(h), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its Subsidiaries, threatened against or affecting the Company, the Common Stock or any of the Company's Subsidiaries or any of the Company's or the Company's Subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a Material Adverse Effect.

     i. Acknowledgment Regarding the Purchase of Debentures. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length investor with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser's purchase of the Debentures. The Company further represents to the Purchaser that the Company's decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

     j. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or to its knowledge is contemplated to occur, with respect to the Company or its Subsidiaries or their respective business, properties, assets, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement filed with the SEC relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

     k. Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any union labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that relations with their employees are good. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company's employ or otherwise terminate such officer's employment with the Company.

     l. Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. Except as set forth on Schedule 3(l), none of the Company's trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, government authorizations, trade secrets or other intellectual property rights necessary to conduct its business as now or as proposed to be conducted have expired or terminated, or are expected to expire or terminate within two years from the date of this Subscription Agreement. The Company and its Subsidiaries do not have any knowledge of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and, except as set forth on Schedule 3(l), there is no claim, action or proceeding being made or brought against, or to the Company's knowledge, being threatened against, the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties.

     m. Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing cases, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

     n. Title. The Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in Schedule 3(n) or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. Any real property and facilities held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

     o. Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

     p. Regulatory Permits. The Company and its Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from the appropriate federal, state, local or foreign regulatory authorities and comparable foreign regulatory agencies, necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits which if not obtained, or such revocations or modifications which, would not have a Material Adverse Effect.

     q. Internal Accounting Controls. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability,
(iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     r. No Materially Adverse Contracts, Etc. Neither the Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company's officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company's officers has or is expected to have a Material Adverse Effect.

     s. Tax Status. The Company and each of its Subsidiaries has made or filed all United States federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

     t. Certain Transactions. Except as set forth on Schedule 3(t) and in the SEC Documents filed at least ten days prior to the date hereof and except for arm's length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed on Schedule 3(c), none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     u. Dilutive Effect. The Company understands and acknowledges that the number of shares of Common Stock issuable upon purchases pursuant to this Subscription Agreement will increase in certain circumstances including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines following the effective date of the registration statement covering the Common Stock underlying the Debentures ("Effective Date"). The Company's executive officers and directors have studied and fully understand the nature of the transactions contemplated by this Subscription Agreement and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that, subject to such limitations as are expressly set forth in the Transaction Documents, its obligation to issue shares of Common Stock upon purchases pursuant to this Subscription Agreement is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other shareholders of the Company.

     v. The Company understands that the Purchasers are relying on the Security Agreement in the event the Company defaults in the terms of the Security Agreement, Subscription Agreement, or the Debentures being entered into between the Company and the Purchasers.
Furthermore, the Company understands that were it not for this pledge being made by certain shareholders, the Purchasers would not be subscribing for the Debentures. Therefore, the Company represents and warrants that in the event it defaults by failing to have the registration statement covering this Offering declared effective that it will cooperate with the Purchasers and do everything necessary to have the legend removed from the pledged shares to facilitate their sale pursuant to the terms of the Security Agreement. The Company also represents and acknowledges that the Debenture is a full recourse loan being made by the Purchasers to the Company that the Company shall be completely liable and responsible to pay any deficiency to the Purchasers including liquidated damages and reasonable attorney's fees and costs as stated in this Subscription Agreement, the Security Agreement and the Debentures.

4.  COVENANTS OF THE COMPANY

     a. Best Efforts. The Company shall use its best efforts timely to satisfy each of the conditions to be satisfied by it as provided in this Subscription Agreement.

     b. Blue Sky. The Company shall, at its sole cost and expense take such action as the Company shall reasonably determine is necessary to qualify the Common Stock underlying the shares for, or obtain exemption for the same for, sale to the Purchaser under applicable securities or "Blue Sky" laws of such states of the United States, as specified by Purchaser. The Company shall, at its sole cost and expense, make all filings and reports relating to the offer and sale of the Common Stock underlying the Debentures as required under the applicable securities or "Blue Sky" laws of such states of the United States as specified by the Purchaser.

     c. Reporting Status. Until the earlier of (i) the date that the Purchaser may sell all of the Common Stock underlying the shares acquired pursuant to this Subscription Agreement without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which the Purchaser shall have sold all the Common Stock underlying the Debentures, the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as a reporting company under the 1934 Act.

     d. Use of Proceeds. The Company will use the proceeds from the sale of the Debentures (excluding amounts paid by the Company for fees as set forth in the Transaction Documents) for general corporate and working capital purposes.

     e. Financial Information. The Company agrees to make available to the Purchaser via EDGAR or other electronic means the following:
(i) within five (5) business days after the filing thereof with the SEC, a copy of its Annual Reports on Form 10-KSB, its Quarterly Reports on Form 10-QSB, any Current Reports on Form 8-K and any Registration Statements or amendments filed pursuant to the 1933 Act;
(ii) on the same day as the release thereof, facsimile copies of all press releases issued by the Company or any of its Subsidiaries, (iii) copies of any notices and other information made available or given to the shareholders of the Company generally, contemporaneously with the making available or giving thereof to the shareholders and (iv) within two (2) calendar days of filing or delivery thereof, copies of all documents filed with, and all correspondence sent to, the Principal Market, any securities exchange or market, or the National Association of Securities Dealers, Inc.

     f. Reservation of Common Stock. Subject to the following sentence, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the issuance of the Common Stock underlying the Debentures. In the event that the Company determines that it does not have a sufficient number of authorized shares of Common Stock to reserve and keep available for issuance, the Company shall use its best efforts to increase the number of authorized shares of Common Stock by seeking shareholder approval by written consent within thirty (30) days of their being such deficiency for the authorization of such additional shares.

     g. Listing. The Company shall promptly secure the listing of all of the Common Stock underlying the Debentures upon the Principal Market and each other national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, such listing. The Company shall maintain the Common Stock's authorization for quotation on the Principal Market, unless the Purchaser and the Company agree otherwise. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market (excluding suspensions of not more than one trading day resulting from business announcements by the Company). The Company shall promptly provide to the Purchaser copies of any notices it receives from the Principal Market regarding the continued eligibility of the Common Stock for listing on such automated quotation system or securities exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section.

     h. Transactions With Affiliates. The Company shall not, and shall cause each of its Subsidiaries not to, enter into, amend, modify or supplement, or permit any Subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any Subsidiary's officers, directors, persons who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own five percent (5%) or more of the Common Stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a "Related Party"), except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, or
(iii) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company. For purposes hereof, any director who is also an officer of the Company or any Subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment or arrangement. "Affiliate" for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) Controls that person or entity, or (iv) shares common control with that person or entity. "Control" or "Controls" for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

     i. Corporate Existence. The Company shall use its best efforts to preserve and continue the corporate existence of the Company.

     j. Indemnification. In consideration of the Purchaser's execution and delivery of the this Agreement and acquiring the Debentures hereunder and in addition to all of the Company's other obligations under the Transaction Documents, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of their shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "Indemnitees") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements ("Indemnified Liabilities"), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party and arising out of or resulting from the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (iv) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Debentures or
(v) the status of the Purchaser as an investor in the Company, except insofar as any such untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by the Purchaser which is specifically intended by the Purchaser for use in the preparation of any such Registration Statement, preliminary prospectus or prospectus. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Purchaser may have, and any liabilities to which the Purchaser may be subject.

     k. Reimbursement. If (i) Purchaser, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any shareholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any person, or (ii) Purchaser, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under the federal securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Documents, or if Purchaser is impleaded in any such action, proceeding or investigation by any person, then in any such case, the Company will reimburse Purchaser for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which Purchaser is a named party, the Company will pay to Purchaser the charges, as reasonably determined by Purchaser, for the time of any officers or employees of Purchaser devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Subscription Agreement. The reimbursement obligations of the Company under this section shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliates of Purchaser that are actually named in such action, proceeding or investigation, and partners, directors, agents, employees, attorneys, accountants, auditors and controlling persons (if any), as the case may be, of Purchaser and any such affiliate, and shall be binding upon and inure to the benefit of any successors of the Company, Purchaser and any such affiliate and any such person.

5.  LIMITATION ON AMOUNT OF CONVERSION AND OWNERSHIP.

     Notwithstanding anything to the contrary in this Agreement, in no event shall the Purchaser be entitled to convert any of the Debentures to the extent that, after such conversion, that number of shares of Common Stock, which when added to the sum of the number of Debentures beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934 ("1934 Act")), by the Purchaser, would exceed four and ninety-nine hundredths percent (4.99%) of the number of shares of Common Stock outstanding on the Conversion Date (as that term is defined in the Debenture), as determined in accordance with Rule 13d-1(j) of the 1934 Act. In no event shall the Purchaser purchase shares of the Common Stock other than pursuant to this Subscription Agreement and the Debenture until such date as the Purchaser has fully converted the Debentures into Common Stock.

6.  OPINION LETTER/BOARD RESOLUTION

     Prior to or on the Closing Date the Company shall deliver to the Escrow Agent an opinion letter signed by counsel for the Company in the form attached hereto as Exhibit C. Also, prior to or on the Closing Date the Company shall deliver to the Escrow Agent a signed Board Resolution authorizing this Offering.

7.  DELIVERY INSTRUCTIONS; FEES

     The Debentures being purchased hereunder shall be delivered to Brian F. Faulkner, A Professional Law Corporation as Escrow Agent, who will hold them in escrow until the Closing Date at which time funds (less escrow fees, attorneys fees and placement fees) will be wired to the Company and the Debentures will be delivered to the Purchaser, per the Purchaser's instructions.

     May Davis Group, Inc. shall receive a cash placement fee equal to ten percent (10%) of the gross proceeds on each Closing Date and unallocated expenses, which amount shall be paid upon closing directly from escrow.

8.  UNDERSTANDINGS.

     The undersigned understands, acknowledges and agrees with the Company as follows:

9.  FOR ALL SUBSCRIBERS.

     a. This Subscription may be rejected, in whole or in part, by the Company in its sole and absolute discretion at any time before the date set for closing unless the Company has given notice of acceptance of the undersigned's subscription by signing this Subscription Agreement and delivering it to Purchaser or May Davis Group, Inc.

     b. No U.S. federal or state agency or any agency of any other jurisdiction has made any finding or determination as to the fairness of the terms of the Offering for investment nor any recommendation or endorsement of the Debentures or the Company.

     c. The representations, warranties and agreements of the undersigned and the Company contained herein shall be true and correct in all material respects on and as of the date of the sale of the Debentures as if made on and as of such date and shall survive the execution and delivery of this Subscription Agreement and the purchase of the Debentures.

     d. In making an investment decision, purchasers must rely on their own examination of the company and the terms of the offering, including the merits and risks involved. The shares have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

     e. The Offering is intended to be exempt from registration by virtue of Section 4(2) of the 1933 Act and the provisions of Regulation D thereunder, which is in part dependent upon the truth, completeness and accuracy of the statements made by the undersigned herein and in the Offeree Questionnaire.

     f. It is understood that in order not to jeopardize the Offering's exempt status under Section 4(2) of the 1933 Act and Regulation D, any purchaser may, at a minimum, be required to fulfill the investor suitability requirements thereunder.

     g. The shares may not be resold except as permitted under the securities act and applicable state securities laws, pursuant to registration or exemption therefrom. Purchasers should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

10.  SUBMISSION TO JURISDICTION

     a. Forum Selection and Consent to Jurisdiction. Any litigation based thereon, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Purchaser shall be brought and maintained exclusively in the courts of the State of Nevada. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal Courts of the State of Nevada for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Nevada. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property. The Company hereby irrevocably waives such immunity in respect of its obligations under this agreement and the other loan documents.

     b. Waiver of Jury Trial. The Purchaser and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Purchaser or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Purchaser entering into this agreement.

     c. Submission To Jurisdiction. Any legal action or proceeding in connection with this Agreement or the performance hereof may be brought in the state and federal courts located in New York, and the parties hereby irrevocably submit to the non-exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

11.  MISCELLANEOUS.

     a. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Subscription Agreement must be in writing and will be deemed to have been delivered
(i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

5G Wireless Communications, Inc.
1350 East Flamingo Road, Suite 414
Las Vegas, Nevada 89119
Attention: Jerry Dix, CEO
Facsimile: (310) 754-4004

With a copy to:

Brian F. Faulkner, A Professional Law Corporation
31877 Del Obispo Street, Suite 205
San Juan Capistrano, California 92675
Facsimile: (949) 240-1362

If to the Investor:

At the address listed in the Offeree Questionnaire.

If to May Davis Group, Inc.:

14 Wall Street, Suite 1615
New York, New York 10005
Attention:  Michael Jacobs
Facsimile: (212) 871-9651

	Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

     b. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

     c. Neither this Subscription Agreement nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

     d. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by facsimile transmission: (i) if to the Company, at it's executive offices or (ii) if to the Purchaser, at the address for correspondence set forth in the Offeree Questionnaire, or at such other address as may have been specified by written notice given in accordance with this paragraph.

     e. This Subscription Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Nevada, as such laws are applied by Nevada courts to agreements entered into, and to be performed in, Nevada, and shall be binding upon the undersigned, the undersigned's heirs, estate and legal representatives and shall inure to the benefit of the Company and its successors. If any provision of this Subscription Agreement is invalid or unenforceable under any applicable statue or rule of law, then such provisions shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

     f.  This Agreement shall not be assignable.

     g. This Subscription Agreement, together with Exhibits A, B, C, and D attached hereto and made a part hereof, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by both parties hereto.

     h. This Subscription Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Subscription Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Subscription Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

INVESTOR SIGNATURE PAGE

     Your signature on this Signature Page evidences your agreement to be bound by the Offeree Questionnaire and the Subscription Agreement.

     1. The undersigned hereby represents that (a) the information contained in the Offeree Questionnaire is complete and accurate and
(b) the undersigned will notify 5G Wireless Communications, Inc. immediately if any material change in any of the information occurs prior to the acceptance of the undersigned's subscription and will promptly send 5G Wireless Communications, Inc. written confirmation of such change.

     2. The undersigned signatory hereby certifies that he/she has read and understands the Subscription Agreement and Offeree
Questionnaire, and the representations made by the undersigned in the Subscription Agreement and Offeree Questionnaire are true and accurate.

     3.  Upon closing please deliver the Debentures to May Davis
Group, Inc.

______________________________           ________________________
Amount of Debentures being purchased                Date

                                         By: _____________________
                                                 (Signature)
                                         Name:
                                          __________________
                                       (Please Type or Print)

                                        Title: ____________________
                                         (Please Type or Print)

COMPANY ACCEPTANCE PAGE

This Subscription Agreement accepted and agreed to this _____ day of _____________, 2003.


5G WIRELESS COMMUNICATIONS, INC.


By: ______________________________
Jerry Dix, CEO

                                          EXHIBIT A

                                       FORM OF DEBENTURE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTIONS OF TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SUCH LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING MATERIALS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

AMOUNT                                  $____________
DEBENTURE NUMBER                         ____________
ISSUANCE DATE                            ____________
MATURITY DATE                            ____________

     FOR VALUE RECEIVED, 5G Wireless Communications, Inc., a Nevada corporation (the "Company"), hereby promises to pay _______________ (the "Holder") on __________ (the "Maturity Date"), the principal amount of _____________________ Dollars ($_______) U.S., and to pay
interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1. Interest

     The Company shall pay interest on the unpaid principal amount of this Debenture ("Debenture") at the time of each conversion until the principal amount hereof is paid in full or has been converted. The Debentures shall pay nine percent (9%) cumulative interest, in cash or in shares of common stock, par value one tenth of one cent ($0.001)
per share, of the Company ("Common Stock"), at the Company's option, at the time of each conversion. The closing shall be deemed to have occurred on the date the funds (less placement fees, escrow fees and attorney fees) are received by the Company ("Closing Date"). If the interest is to be paid in cash, the Company shall make such payment
within five (5) business days of the date of conversion.   If the
interest is to be paid in Common Stock, said Common Stock shall be delivered to the Holder, or per Holder's instructions, within five (5) business days of the date of conversion. The Debentures are subject to automatic conversion at the end of three (3) years from the date of issuance at which time all Debentures outstanding will be automatically converted based upon the formula set forth in Section 3.2.

Article 2. Method of Payment; Secured Debenture

     The principal amount of this Debenture is secured by shares pledged as collateral pursuant to the terms of a Security Agreement. This Debenture is a full recourse loan being made by the Holder and the Company is liable for any deficiency.

     This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall have the option of paying the interest on this Debenture in United States dollars or in Common Stock upon conversion pursuant to Article 1 hereof. The Company may draw a check for the payment of interest to the order of the Holder of this Debenture and mail it to the Holder's address as shown on the Register (as defined in Section
7.2 below). Interest and principal payments shall be subject to withholding under applicable United States Federal Internal Revenue Service Regulations.

Article 3.  Conversion

     Section 3.1.  Conversion Privilege

     (a) The Holder of this Debenture shall have the right to convert it into shares of Common Stock at any time and from time to time from the Closing Date until a date which is one hundred eighty (180) days from the Closing Date. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to
Section 3.2 and rounding the result to the nearest whole share.

     (b) Less than all of the principal amount of this Debenture may be converted into Common Stock and the provisions of this Article 3 that apply to the conversion of all of the Debenture shall also apply to the conversion of a portion of it. This Debenture may not be converted, whether in whole or in part, except in accordance with
Article 3.

     (c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

     Section 3.2.  Conversion Procedure.

     (a) Debentures. Upon receipt by the Company or its designated attorney of a facsimile or original of Holder's signed Notice of Conversion (See Exhibit B attached to the Subscription Agreement) preceded by, together with or followed by receipt of the original Debenture to be converted in whole or in part in the manner set forth in 3.2(b) below, the Company shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debenture is convertible. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture.

     (b) Conversion Procedures. The face amount of this Debenture may be converted, in whole or in part. Such conversion shall be effectuated by surrendering to the Company, or its attorney, this Debenture to be converted together with a facsimile or original of the signed Notice of Conversion which evidences Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile or original of the signed Notice of Conversion, as long as the original Debenture(s) to be converted are received by the Company within three
(3) business days thereafter. Notwithstanding the above, any Notice of Conversion not received by 5:00 P.M. EST, shall be deemed to have been received the next business day.

     (c) Common Stock to be Issued. Upon the conversion of any Debentures and upon receipt by the Company or its attorney of a facsimile or original of Holder's signed Notice of Conversion the Company shall instruct its transfer agent to issue stock certificates without restrictive legend or stop transfer instructions in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein.

     (d) Conversion Rate. Holder is entitled to convert the face amount of this Debenture, plus accrued interest, anytime following the Closing Date but in accordance with paragraph 3.1 (a) above, at the one hundred twenty-five percent (125%) of the closing bid price (as reported by Bloomberg) on the Closing Date or (b) 60% of the lowest closing bid price (as reported by Bloomberg) of the Company common stock for the five days immediately preceding the date of conversion. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

     (e) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

     (f) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested in writing by Holder.

     (g) Within five (5) business days after receipt of the documentation referred to above in Section 3.2(b), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within five (5) business days after the Conversion Date, then in such event the Company shall pay to Holder one percent (1%) in cash, of the dollar value of the Debentures being converted per each day after the fifth (5th) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.

     The Company acknowledges that its failure to deliver the Common Stock within five (5) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

     Failure to issue unrestricted, freely tradable Common Stock to the Holder(s) upon conversion shall be considered an Event of Default, which if not cured within 10 days, shall entitle the Holder(s) to accelerate full repayment of the Debentures then outstanding. The Company acknowledges that the failure to honor a Notice of Conversion, shall cause definable financial hardship on the Holder (s).

     To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3.2(g) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this
Section 3.2(g) shall not apply but instead the provisions of Section 3.2(h) shall apply.

     The Company shall make any payments incurred under this Section 3.2(g) in immediately available funds within five (5) business days from the date the Common Stock is fully delivered. Nothing herein shall limit a Holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the Holder within five (5) business days after the Conversion Date.

     (h) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Debentures by all Holders of the entire amount of Debentures then outstanding. If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted ("Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Debentures, by facsimile, within three (3) business day of such default (with the original delivered by overnight or two (2) day courier), and the Holder shall give notice to the Company by facsimile within five (5) business days of receipt of the original Notice of Conversion Default (with the original delivered by overnight or two (2) day courier) of its election to either nullify or confirm the Notice of Conversion.

     The Company agrees to pay to all Holders of outstanding Debentures payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date ("Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Debentures that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Debentures by the fifth day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in section 3.2(d) at anytime after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory three (3) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

     (i)  If, by the fifth (5th) business day after the Conversion
Date of any portion of the Debentures to be converted ("Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock ("Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder ("Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of eleven thousand dollars ($11,000) to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of ten thousand dollars ($10,000), the Buy-In Adjustment Amount which the Company will be required to pay to the Holder will be one thousand dollars ($1,000).

     (j) The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debentures, including any amendment of or supplements thereto.

     (k) Limitation on Issuance of Shares. If the Company's Common Stock becomes listed on the Nasdaq Small Cap Market after the issuance of the Debentures, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof, the Debentures shall provide that (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the holder of a Debenture which cannot be converted as result of the Cap Regulations (each such Debenture, an "Unconverted Debenture") shall have the right to elect either of the following remedies:

     (i) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such Holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the Conversion Date; or

     (ii) require the Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred thirty percent (130%) of the principal of an Unconverted Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date ("Redemption Date") on which the Redemption Amount is paid to the holder.

     A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debentures shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder. The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Debentures.

     (l) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, ("1934 Act")), by the Holder, would exceed four and ninety-nine hundredths percent (4.99%) of the number of shares of Common Stock outstanding on the Conversion Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than four and ninety-nine hundredths percent (4.99%) of the number of shares of Common Stock outstanding on such Conversion Date.

     (m) Legend. The Holder acknowledges that each certificate representing the Debentures, and the Common Stock, shall be stamped or otherwise imprinted with a legend substantially in the following form:

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) IF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

     (n) Prior to conversion of all the Debentures and exercise of all the Warrants, if at anytime the conversion of all the Debentures and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the conversions, then in such event, the Company will move to call and hold a shareholder's meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common
Stock to facilitate the conversions. In such an event management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common
Stock. Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock. Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Debentures as permitted under the terms of this Subscription
Agreement. Nothing in this Section shall limit the obligation of the Company to make the payments set forth in Section 3.2(g). In the event the Company's shareholder's meeting does not result in the necessary authorization, the Company shall redeem the outstanding
Debentures for an amount equal to (x) the sum of the principal of the outstanding Debentures plus accrued interest thereon multiplied by (y) 133%.

     (o) Redemption. The Company shall be entitled to redeem the unconverted portion of the Debentures by giving the Holder at least three (3) calendar day written notice. The Holder shall be entitled to convert the balance of the Debentures not being converted at anytime prior to the Date of Redemption. The redemption amount shall be one hundred thirty percent (130%) of the principal amount being redeemed.

     Section 3.3. Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up or down, as the case may be, to the nearest whole share.

     Section 3.4. Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

     Section 3.5. Company to Reserve Stock. The Company shall reserve the number of shares of Common Stock required pursuant to and upon the terms set forth in the Subscription Agreement to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

     Section 3.6. Restrictions on Sale. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

     Section 3.7. Mergers, Etc. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee shall amend this Debenture to provide that it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article 4.  Mergers

     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists.
Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Article 5.  Reports

     The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article 6.  Defaults and Remedies

     Section 6.1.  Events of Default.  An "Event of Default" occurs if
(a) the Company does not pay one hundred thirty percent (130%) of the principal amount of this Debenture, plus accrued but unpaid interest and liquidated damages, if any, in full on or before the three hundred sixty five (365) days following the Closing Date, (b) any of the Company's representations or warranties contained in the Subscription Agreement or this Debenture were false when made or the Company fails to comply with any of its other agreements in the Subscription Agreement or this Debenture and such failure continues for the period and after the notice specified below, (c) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined):
(i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days, (e) the Company's Common Stock is suspended or no longer listed on any recognized exchange, including electronic over-the-counter bulletin board. for in excess of five (5) consecutive trading days. As used in this Section 6.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) above is not an Event of Default until the holders of at least twenty-five percent (25%) of the aggregate principal amount of the Debentures outstanding notify the Company of such default and the Company does not cure it within thirty
(30) business days after the receipt of such notice, unless the Company commences to cure such default within such period, which must specify the default, demand that it be remedied and state that it is a "Notice of Default".

     Section 6.2. Acceleration. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company, may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

     Section 6.3 Concerning Seniority. Except as disclosed in the Company's SEC filings, no indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.

     Section 6.4  Liquidation Value.   The liquidation value of this
Debenture shall be equal to one hundred thirty percent (130%) of the outstanding balance remaining on this Debenture plus accrued but unpaid interest and liquidated damages.

Article 7.  Registered Debentures

     Section 7.1. Series. This Debenture is one of a numbered series of Debentures which are identical except as to the principal amount and date of issuance thereof. Such Debentures are referred to herein collectively as the "Debentures". The Debentures shall be issued in whole multiples of five thousand dollars ($5,000).

     Section 7.2. Record Ownership. The Company, or its attorney, shall maintain a register of the holders of the Debentures ("Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in
the Register as the sole owner of this Debenture.   The Holder of this
Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     Section 7.3. Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article 8.  Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or
(iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

5G Wireless Communications, Inc.
1350 East Flamingo Road, Suite 414
Las Vegas, Nevada 89119
Attention: Jerry Dix, CEO
Facsimile: (310) 754-4004

With a copy to:

Brian F. Faulkner, A Professional Law Corporation
31877 Del Obispo Street, Suite 205
San Juan Capistrano, California 92675
Facsimile: (949) 240-1362

If to the Investor:

At the address listed in the Offeree Questionnaire.

If to May Davis Group, Inc.:

14 Wall Street, Suite 1615
New York, New York 10005
Attention:  Michael Jacobs
Facsimile: (212) 871-9651

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article 9.  Time

     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.

Article 10.  No Assignment

     This Debenture shall not be assignable.

Article 11.  Rules of Construction.

     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article 12.  Governing Law

     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Nevada applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Nevada.

Article 13.  Litigation

     (a) Forum Selection and Consent to Jurisdiction. Any litigation arising out of, under, or in connection with, this Debenture or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Company or Holder shall be brought and maintained exclusively in the courts of the State of Nevada. The Company hereby expressly and irrevocably submits to the jurisdiction of the state and federal courts of the State of Nevada for the purpose of any such litigation as set forth above and irrevocably agrees to be bound by any final judgment rendered thereby in connection with such litigation. The Company further irrevocably consents to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Nevada. The Company hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter may have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in any inconvenient forum. To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Debenture.

     (b) Waiver of Jury Trial. The Holder and the Company hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Debenture, or any course of conduct, course of dealing, statements (whether oral or written) or actions of the Holder or the Company. The Company acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Holder purchasing this Debenture.

     (c) Governing Law. The terms of this Debenture shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to the conflicts of laws principles thereof.

     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

                                       5G WIRELESS COMMUNICATIONS, INC.


                                       By: __________________________________
                                       Name: Jerry Dix
                                       Title: CEO


                                      EXHIBIT B

                            FORM OF NOTICE OF CONVERSION

(To be Executed by the Registered Owner in order to Convert Debenture)

     The undersigned hereby irrevocably elects, as of ________________, to convert $________________ of its convertible debenture ("Debenture") into Common Stock of 5G Wireless
Communications, Inc., a Nevada corporation ("Company") according to the conditions set forth in the Debenture issued by the Company. This conversion is being made for an immediate sale.

Date of Conversion________________________________________________


Market Closing Price______________________________________________


Applicable Conversion Price________________________________________


Number of Debentures Issuable upon this
Conversion_______________________


Name(Print)_____________________________________________________

Address________________________________________________________


Phone_________________________ Fax______________________________



By:_______________________________________



                                       EXHIBIT C

                                    FORM OF OPINION

Purchasers of [Company] [Describe Securities]     _______________, 2003


Re:  [Company]

Ladies and Gentlemen:

     We have acted as counsel to 5G Wireless Communications, Inc., a corporation incorporated under the laws of the State of Nevada
("Company"), in connection with the proposed issuance and sale of convertible debentures ("Securities") pursuant to the related
Subscription Agreement (including all exhibits and appendices thereto) (collectively "Agreements").

     In connection with rendering the opinions set forth herein, we have examined drafts of the Agreement, the Company's Certificate of Incorporation, and its Bylaws, as amended to date [other documents - describe], the proceedings of the Company's Board of Directors taken in connection with entering into the Agreements, and such other documents, agreements and records as we deemed necessary to render the opinions set forth below.

     In conducting our examination, we have assumed the following:
(i) that each of the Agreements has been executed by each of the parties thereto in the same form as the forms which we have examined,
(ii) the genuineness of all signatures, the legal capacity of natural persons, the authenticity and accuracy of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, (iii) that each of the Agreements has been duly and validly authorized, executed and delivered by the party or parties thereto other than the Company, and (iv) that each of the Agreements constitutes the valid and binding agreement of the party or parties thereto other than the Company, enforceable against such party or parties in accordance with the Agreements' terms.

     Based upon the subject to the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions where the Company owns or leases properties, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company, and has all requisite corporate power and authority to own its properties and conduct its business.

     2. The authorized capital stock of the Company consists of 800,000,000 shares of Common Stock, $0.001 par value per share, ("Common Stock") and 10,000,000 Preferred Stock, par value $0.001 per share;

     3. The Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended and the Company has timely filed all the material required to be filed pursuant to Sections 13(a) or 15(d) of such Act for a period of at least twelve months preceding the date hereof;

     4. When duly countersigned by the Company's transfer agent and registrar, and delivered to you or upon your order against payment of the agreed consideration therefor in accordance with the provisions of the Agreements, the Securities [and any Common Stock to be issued upon the conversion of the Securities] as described in the Agreements represented thereby will be duly authorized and validly issued, fully paid and nonassessable;

     5. The Company has the requisite corporate power and authority to enter into the Subscription Agreement and to sell and deliver the Securities and the Common Stock to be issued upon the conversion of the Securities as described in the Agreements; each of the Agreements has been duly and validly authorized by all necessary corporate action by the Company to our knowledge, no approval of any governmental or other body is required for the execution and delivery of each of the Agreements by the Company or the consummation of the transactions contemplated thereby; each of the Agreements has been duly and validly executed and delivered by and on behalf of the Company, and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting creditors rights generally, and except as to compliance with federal, state, and foreign securities laws, as to which no opinion is expressed;

     6. To the best of our knowledge, after due inquiry, the execution, delivery and performance of the Subscription Agreement and Securities by the Company and the performance of its obligations thereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provision of (i) the Company's Certificate of Incorporation or By-Laws, (ii) any indenture, mortgage, deed of trust, agreement or other instrument to which the Company is party or by which it or any of its property is bound, (iii) any applicable statute or regulation or as other, (iv) or any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property.

     7. The issuance of Common Stock upon conversion of the Securities in accordance with the terms and conditions of the Securities and the Subscription Agreement, will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

     8. To the best of our knowledge, after due inquiry, there is no pending or threatened litigation, investigation or other proceedings against the Company [except as described in Exhibit A hereto].

     This opinion is rendered only with regard to the matters set out in the numbered paragraphs above. No other opinions are intended nor should they be inferred. This opinion is based solely upon the laws of the United States and the State of Nevada and does not include an interpretation or statement concerning the laws of any other state or jurisdiction. Insofar as the enforceability of the Subscription Agreement and Securities may be governed by the laws of other states, we have assumed that such laws are identical in all respects to the laws of the State of Nevada.

     The opinions expressed herein are given to you solely for your use in connection with the transaction contemplated by the Subscription Agreement and Securities and may not be relied upon by any other person or entity or for any other purpose without our prior consent.

                                      Very truly yours,




                                       By:  _____________________


                                     EXHIBIT D

                               SUBSCRIPTION PROCEDURES


     Convertible Debentures of 5G Wireless Communications, Inc. (the "Company") are being offered ("Debentures"). This offering is being made in accordance with the exemptions from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the
"1933 Act") and Rule 506 of Regulation D promulgated under the 1933 Act.

     In order to purchase Debentures, each subscriber must complete and execute an offeree questionnaire ("Offeree Questionnaire") and a subscription agreement ("Subscription Agreement"). In addition, the subscriber must make a payment to an escrow fund for the amount being purchased. All subscriptions are subject to acceptance by the Company, which shall not occur until the Company has returned the signed Company Signature Page.

     The Offeree Questionnaire is designed to enable the Purchaser to demonstrate the minimum legal requirements under federal and state securities laws to purchase the Debentures. The Signature Page for the Offeree Questionnaire and the Subscription Agreement contain representations relating to the subscription and should be reviewed carefully by each subscriber.

     If you are a foreign person or foreign entity, you may be subject to a withholding tax equal to 30% of any dividends paid by the Company. In order to eliminate or reduce such withholding tax you must submit a properly executed I.R.S. Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) or I.R.S. Form 1001 (Ownership Exemption or Reduced Trade Certificate), claiming exemption from withholding or eligibility for treaty benefits in the form of a lower rate of withholding tax on interest or dividends.

     Payment must be made by wire transfer to Brian F. Faulkner, A Professional Law Corporation Trust Account ("Escrow Agent") per the wire instructions that will be established. In the event of a termination of the offering or the rejection of a subscription, subscription funds will be returned by the Escrow Agent without interest or charges.


                         OFFEREE QUESTIONNAIRE
        (All Information Will Be Treated Confidentially)


                                             , 2003


Mr. Jerry Dix, President
5G Wireless Communications, Inc.
1350 East Flamingo Road, Suite 414
Las Vegas, Nevada 89119

Dear Mr. Dix:

The information contained in this Offeree Questionnaire if being furnished to you in order to determine whether the offer of debentures ("Debentures") in a corporation known as 5G Wireless Communications, Inc., a Nevada corporation ("Company"), may be made to the undersigned pursuant to Section 4(2) Securities act of 1933, as amended ("Act"), and Regulation D promulgated thereunder by the Securities and Exchange Commission, relating to transactions involving a limited offering and sale of securities, and similar provisions under states securities laws and regulations. The undersigned understand that to: (i) you will rely upon information contained herein for purposes of such determination; (ii) the Debentures, and the underlying shares of common stock, will not be registered under the Act in reliance upon the exemptions from registration provided by Section 4(2) of the Act;
(iii) the Debentures, and the underlying shares of common stock, also not be registered under any state securities laws reliance upon similar exemptions from registration provided by state securities laws and regulations; and (iv) this Offeree Questionnaire is not offer of the Debentures or any other securities to the undersigned.

I herewith furnish you with the following representations and information:

Please initial, as applicable, in the space provided:

     1. I have (by myself or together with my offeree representative, such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment.

     2. I can bear the economic risks of the investment (I can afford a complete loss).

     3. I am acquiring the Debentures for investment and not with a view to resale or distribution thereof.

     4. I qualify as an "accredited investor," as defined in Section 501(a) of Regulation D of Section 4 (2) of the Act, and similar provisions under state securities laws and regulations; that is:

     (a) I have a net worth (or joint net worth with my spouse) in excess of $1,000,000, including my (our) home, furnishings, and automobiles; or

     (b) I have had an individual gross income in excess of $200,000 in each of the last two years, or joint income with my spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current year.

     5. I understand that you may require me to use the services of an offeree representative(s) in connection herewith. I acknowledge the following named person to be my offeree representative in connection with evaluating merits and risks of an investment in the Debentures.

List name of Offeree Representative(s):

____________________________________________

The above named Offeree Representative(s) has (have) such knowledge experience in financial and business matters that he (they) is (are) capable of evaluating merits and risks of an investment in the Debentures. IF YOU HAVE INITIALED BOX #5, THIS OFFEREE QUESTIONNAIRE MUST BE ACCOMPANIED BY A COMPLETED IN SIGNED OFFEREE REPRESENTATIVE QUESTIONNAIRE.

II The undersigned is a person who was able to bear the economic risk of an investment in the Debentures of the size which you intend to offer. In making this statement, consideration has been given to whether the undersigned could afford to hold the Debentures for an indefinite period, or whether, at this time, the undersigned could afford a complete loss. The undersigned offers as evidence of ability to bear the economic risk the information set forth in this Offeree Questionnaire.

III. Except as indicated below, any purchase of the Debentures will be solely for the account of the undersigned, and not for the account of any other person or with a view to any resale or distribution thereof.

(State "No Exceptions" or set forth exceptions and give details)

______________________________________________________________________

______________________________________________________________________

______________________________________________________________________

IV. The undersigned represents to you that: (a) the information contained herein is complete and accurate and may be relied upon by you; and (b) the undersigned will notify you immediately of any material change in any of such information occurring prior to the closing of the purchase of the Debentures, if any, by the undersigned.

INFORMATION REQUIRED OF EACH PROSPECTIVE INVESTOR*


1.  Name:_______________________________________________________
Age:__________

2.  Residence address and telephone number:
______________________________________________________________________

3.  Employer and position:
_______________________________________________________

4.  Business address and telephone number:
______________________________________________________________________

5. Business or professional education and degree(s) received are as follows:

School
Degree                  Year Received
______________________________________________________________________
______________________________________________________________________

6. Prior employment, positions or occupation during the past five years (and the inclusive dates of each) are as follows:

Employment, Position, or Occupation     Nature of Duties     From        To
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

7.  Estimated gross income for 2003 (check appropriate range): $30,000
to $50,000           ; over $50,000 to $75,000           ; over
$75,000 to $100,000           ; over $100,000 to $150,000          ;
over $150,000 to $200,000           ; over $200,000 to $250,000
over $250,000            .

8. Estimated total net worth, exclusive of home furnishings, and
automobiles (check appropriate range): $30,000 to $50,000           ;
over $50,000 to $75,000           ; over $75,000 to $100,000 ; over
$100,000 to $150,000          ; over $150,000 to $200,000           ;
over $200,000 to $250,000           ; over $250,000            .

9.  Securities investments to date are as follows:

Nature of Investment
Amount Invested
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

10.Other investments to date are as follows:

Nature of Property
Amount Invested
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

11. The undersigned has previously purchased securities which were sold in reliance on the limited offering exemption from registration
under the Act: Yes:            ;  No:           .

IN WITNESS WHEREOF, I have executed this Offeree Questionnaire this day of
________________, 2003, and declare under oath that it is truthful and correct.



____________________________________
  Signature of Prospective Offeree

*  Attach additional pages if necessary to fully answer any question